Exhibit 3.48

Aug 03, 2023 Liberty Star Minerals | Liberty Star Uranium & Metals Corp. LBSR: OTCQB http://www.lbsr.us	Contact: Liberty Star Minerals Tracy Myers, Investor Relations 520-425-1433 – info@lbsr.us

FOR IMMEDIATE RELEASE

Liberty Star’s CEO Brett Gross Recognized as Mining Qualified Professional

TUCSON, AZ–(Aug 03)–Liberty Star Minerals (“Liberty Star” or the “Company”) (OTCMarkets: LBSR) is pleased to announce President/CEO Brett Gross has been recognized as a Qualified Professional (“QP”) – Mining, by the Mining & Metallurgical Society of America (“MMSA”).

As a MMSA Qualified Professional, Mr. Gross has experience as both an engineer and geoscientist “with the requisite experience in mineral exploration, mine development, operations or project assessment, including experience relevant to the subject matter of the project or report, and is a member in good standing of a recognized professional organization.” The MMSA QP can “certify or approve portions of reports that may be relevant to public releases of information (press releases…technical reports, etc.) that may influence the investing behavior of the public or a company’s shareholders.” (MMSA/QP Membership)

Liberty Star’s Board Chairman Pete O’Heeron notes, “we are very proud of Brett for this substantial personal achievement, in a career full of many. For Liberty Star this QP-Mining credential is very significant in the world of mining operations and resource evaluation, especially under the relatively new SEC SK 1300 reporting rules. We look forward to Brett’s leadership, experience, and qualifications as we move toward new drilling and hard numbers evaluation at our gold project, Red Rock Canyon.”

“Brett I. Gross” Brett I. Gross

CEO/President on behalf of the BOD

Liberty Star Minerals

Visit lbsr.us for more about Liberty Star Minerals, our management team, the Red Rock Canyon Gold Project & the Hay Mountain Project, including images, maps and technical reports

About Mining & Metallurgical Society of America “The Mining and Metallurgical Society of America is a non-profit association of mineral resource professionals whose members represent all facets of mining and metallurgical interests, both domestic and internationally.

MMSA is not a technical society or a lobbying organization. Its membership is a diverse yet cohesive group of senior-level professionals and includes many of the industry’s best-known engineers, executives and experts.” Read more at MMSA.net

About Liberty Star Liberty Star Uranium & Metals Corp. (LBSR: OTCQB), d/b/a Liberty Star Minerals, is an Arizona-based mineral exploration company engaged in the acquisition, exploration, and development of mineral properties in Arizona and the southwest USA. Currently the company controls properties which are located over what management considers some of North America’s richest mineralized regions for copper, gold, silver, molybdenum (moly), and associated metals. The Company’s premiere properties are the Hay Mountain Project & and the Red Rock Canyon Gold Project. The Hay Mountain Project is exploration stage for porphyry copper, gold, moly and other commercially important minerals. The Red Rock Canyon Gold Project is an increasingly attractive area of exploration stage gold mineralization within the larger Hay Mountain area. Red Rock Canyon exhibits what we believe are extensive, promising hydrothermal associated gold-bearing structures that are documented in historical public and Company records (see associated press and social media releases for more information). Our projects are in Cochise County (southeast) Arizona, USA.

Forward Looking Statements Certain information contained in public release may contain “forward-looking statements,” as defined in the U.S. Private Securities Litigation Reform Act of 1995, and within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. All statements contained herein that are not historical facts are forward-looking statements that involve risks, uncertainties and other factors which are unforeseeable and beyond the Company’s or management’s control, that could cause actual results, developments and business decisions to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements may include but not be limited to the business strategies for the Company, assumptions of management, pending or future transactions, future estimated mineral resources or grades, investments, asset valuations, anticipated permits and approvals and other information that may be based on forecasts of future exploration, operational or financial results or estimates of matters not yet determinable. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance using words or phrases like the following may be forward-looking statements: : “estimate”, “intend”, “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” “may”, “might”, “could”, “would” or similar words or expressions. Important factors that could differ materially from the expectations of the Company and management include, among other things, risks related to unsuccessful exploration results, metals prices, fluctuations in currency prices, international markets, conclusions of economic evaluations and changes in project parameters as plans continue to be refined as well as changes in the availability of funding for mineral exploration and development and general economic conditions.

Additional information about these factors, risks and uncertainties on which forward-looking statements are based is discussed in the Company’s Annual Report on Form 10-K for the year ended January 31, 2023, as updated from time to time in Company filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this public release beyond the presentation date or published date, or for changes made to this document by wire services or Internet services. Risk factors for the company are set out in the 10-K and other periodic filings made with the SEC on EDGAR (ref. Liberty Star Uranium & Metals, Corp.).

Regulation S-K 1300 Matters On October 31, 2018, the U.S. Securities and Exchange Commission adopted Subpart 1300 of Regulation S-K (“Regulation SK-1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All registrants are required to comply with Regulation SK-1300 for fiscal years ending after January 1, 2021. Accordingly, the Company must comply with Regulation SK-1300 for its fiscal year ending January 31, 2022. Regulation SK-1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources. Liberty Star is an “Exploration Stage Issuer” as defined in Subpart 1300. It currently has no exploration results, mineral resources or mineral reserves to report, accordingly, no information, opinions or data included in the website or in any public releases includes any information or disclosures regarding exploration results, mineral resources or mineral reserves as defined in Regulation SK-1300. As a result, the Company is not required, at this time, to obtain or provide a Technical Report Summary as defined in Regulation SK-1300. U.S. Investors are cautioned not to rely upon or assume for any purpose that any part of the mineralized real property of the Company in these categories will ever be converted into inferred, indicated, and measured mineral resources or probable or proven mineral reserves within the meaning of Regulation S-K 1300.

UNLESS OTHERWISE EXPRESSLY STATED ON THE FACE OF ANY SUCH INFORMATION, NOTHING CONTAINED IN THIS PUBLIC RELEASE IS, NOR DOES IT PURPORT TO BE, A TECHNICAL REPORT SUMMARY PREPARED BY A QUALIFIED PERSON PURSUANT TO AND IN ACCORDANCE WITH THE REQUIREMENTS OF SUBPART 1300 OF SECURITIES EXCHANGE COMMISSION REGULATION S-K.

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